                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 333-26611, 333-37519 and 333-41997) and Form S-3 (Nos. 333-06793, 333-15469, 333-16995,
333-21127, and 333-29825) of SFX Broadcasting, Inc. ("SFX") of our report dated December 12, 1996 appearing in the SFX Form 8-K dated December 24, 1997 which includes the financial statements of Pavilion Partners as of September 30, 1996 and for the year ended October 31, 1995 and the eleven months ended
September 30, 1996.


/s/ Price Waterhouse

PRICE WATERHOUSE

Houston, Texas
December 24, 1997